UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 26, 2010

CULLEN AGRICULTURAL HOLDING CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53806	27-0863248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1431 N Jones Plantation Road, Millen, Georgia	30442
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 621-6737

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement.

As previously announced, on July 26, 2010, Cullen Agricultural Holding Corp. (the “Company”) entered into a Sales Contract, as amended, with Wilbert Roller pursuant to which the Company was to sell to the buyer approximately 1,070 acres of land for $2 million.  The agreement was subject to certain closing conditions including the buyer obtaining commercially reasonable financing by October 8, 2010.  On October 8, 2010, the Company was notified that the buyer was unable to obtain the necessary financing and the agreement was being terminated.

Additionally, on September 23, 2010, the Company entered into a Sales Contract with Landee Acres, LLC pursuant to which the Company was to sell to the buyer approximately 1,200 acres of land for approximately $2.8 million.  The agreement was subject to a 14-day due diligence period for the buyer to examine the land, during which time the buyer could terminate the contract for any reason with no penalty.  On October 8, 2010, the Company was notified that the buyer was terminating the contract because it was unable to obtain the necessary financing to purchase the land.

The buyers remain interested in the land and the Company is in discussions with them to see if new arrangements can be agreed upon, although there can be no assurance that they will be.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2010
CULLEN AGRICULTURAL HOLDING CORP.

By:	/s/ Eric J. Watson
Name:	Eric J. Watson
Title:	Chief Executive Officer